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EXHIBIT 10.31

AMENDMENT TO CHANGE-OF-CONTROL AGREEMENT

        THIS AMENDMENT to the Change-of-Control Agreement between UnionBanCal Corporation, a California corporation (the "Company") and                                      (the "Executive") dated as of                                      (the "Agreement") is entered into by and between the Company and the Executive effective as of January 1, 2005.

        WHEREAS, the parties wish to make certain modifications to the Agreement to comply with Section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A);

        NOW, THEREFORE, in consideration of the foregoing and of the material promises and conditions contained in the Agreement and in this Amendment, the parties agree as follows:

        1.     The Agreement is hereby incorporated by reference herein and made a part hereof, subject to the specified modifications set forth herein.

        2.     Section 3(b)(2) is hereby amended by replacing the last sentence thereof with the following sentence:

        "Each such Annual Bonus shall be paid within 2 1/2 months after the end of the fiscal year for which the Annual Bonus is awarded, unless the Executive shall elect to defer the receipt of such Annual Bonus."

        3.     Section 5(a)(3) is hereby amended and restated in its entirety as follows:

        "(3) the Company shall, at its sole expense as incurred, provide the Executive with reasonable outplacement services the scope and provider of which shall be selected by the Executive in the Executive's sole discretion, provided that the cost of such outplacement shall not exceed 15% of the Executive's Annual Base Salary and the period during which the services are provided shall not extend beyond the end of the second full calendar year following the calendar year in which the Executive's employment terminates; and"

        4.     A new Section 5A is hereby added to the Agreement, immediately following Section 5, as follows:

        "SECTION 5A. Section 409A.

        (a)   Notwithstanding any provision to the contrary in this Agreement, the Company shall delay the commencement of payments or benefits coverage to which the Executive would otherwise become entitled under the Agreement in connection with the Executive's termination of employment until the earlier of (i) the expiration of the six-month period measured from the date of the Executive's "separation from service" with the Company (as such term is defined in Treasury Regulations issued under Section 409A of the Code (defined below)) or (ii) the date of the Executive's death, if the Company in good faith determines that the Executive is a "specified employee" within the meaning of that term under Code Section 409A at the time of such separation from service and that such delayed commencement is otherwise required in order to avoid a prohibited distribution under Section 409A(a)(2) of the Code. Upon the expiration of the applicable Code Section 409A(a)(2) deferral period, all payments and benefits deferred pursuant to this Section 5A (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under the Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. If a benefit subject to the delayed payment rules of this Section 5A is to be provided other than by the payment of money to the Executive, then continuation of such benefit during the deferral period is conditioned on pre-payment by the Executive to the Company of the full taxable value of the benefit and following the end of the deferral period, the Bank shall repay the Executive for the payments made by the Executive pursuant to the terms of this sentence which would otherwise not have been required of the Executive.

        (b)   In addition, to the extent the Company is required pursuant to this Agreement to reimburse expenses incurred by the Executive, and such reimbursement obligation is subject to Section 409A of the Code, the Company shall reimburse any such eligible expenses by the end of the calendar year next following the calendar year in which the expense was incurred, subject to any earlier required deadline for payment otherwise applicable under this Agreement; provided, however, that the following sentence shall apply to any tax gross-up payment and related expense reimbursement obligation, including any payment obligations described in Section 8, to the extent subject to Section 409A. Any such tax gross-up payment will be made by the end of the calendar year next following the calendar year in which the Executive remits the related taxes, and any required reimbursement of expenses incurred due to a tax audit or litigation addressing the existence or amount of a tax liability will be made by the end of the calendar year next following the calendar year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authority, or where as a result of such audit or litigation no taxes are remitted, the end of the calendar year next following the calendar year in which such audit is completed or there is a final and nonappealable settlement or other resolution of the litigation, in each case subject to any earlier required deadline for payment otherwise applicable under this Agreement.

        (c)   The provisions of this Agreement which require commencement of payments or benefits coverage subject to Section 409A upon a termination of employment shall be interpreted to require that the Executive have a "separation from service" with the Company (as such term is defined in Treasury Regulations issued under Code Section 409A).

        (d)   The provisions of Section 5 which require the acceleration of payment of any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) to the extent not theretofore paid, upon a termination of employment, shall apply only if the termination of employment occurs within two years following the Change of Control, and the Change of Control constitutes a "change in control" as such term is defined in Treasury Regulations issued under Code Section 409A.

        (e)   Any series of payments (including in-kind benefits) provided under this Agreement shall for all purposes of Code Section 409A be treated as a series of separate payments and not as single payments.

        (f)    The provisions of this Section 5A are intended to comply with Code Section 409A and shall be interpreted consistent with such section."

        5.     Except as expressly modified by this Amendment, the terms and provisions of the Agreement shall remain unchanged and in full force and effect.

        6.     Any modification to this Amendment shall be effective only if it is in writing and signed by the parties to be bound thereby.

        7.     This Amendment (including the Agreement incorporated herein by reference) constitutes the entire agreement between the parties hereto with respect to the changes to the Agreement provided for in this Amendment and supersedes all prior or contemporaneous written or verbal agreements and understandings among the parties in connection with the subject matter thereof.

        IN WITNESS WHEREOF, the parties have executed this Amendment by their duly authorized officers or agents.

Dated:	UNIONBANCAL CORPORATION
	By:	Paul E. Fearer
Executive Vice President
Dated:

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  EXHIBIT 10.31
AMENDMENT TO CHANGE-OF-CONTROL AGREEMENT